Exhibit 23.3


                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors of
TCI Satellite Entertainment Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Hughes Electronics Corporation of our report, dated April 15, 1999, relating to the consolidated balance sheets of TCI Satellite Entertainment Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998 and the related consolidated financial statement schedule, which report appears in the December 31, 1998 annual report on Form 10-K of TCI Satellite Entertainment Inc., and to the reference to our firm under the heading "Experts" in the Registration Statement.


                                    KPMG LLP

Denver, Colorado
May 10, 1999